Exhibit 99.1

For Immediate Release

ValueVision Secures $40M Credit Facility, Renews TV Distribution Agreements and Previews Q4 FY’11 Sales

MINNEAPOLIS, MN – 02/10/2012 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopNBC (www.shopnbc.com), today announced it has secured a $40 million, lower-cost revolving credit facility with PNC Bank, National Association. The Company has also renewed three TV distribution agreements while securing savings of approximately $15 million in annual TV distribution expense commencing January 2013 through the early renewal of its largest TV distribution agreement. In addition, ValueVision announced anticipated sales results for its fiscal 2011 fourth quarter (Q4) and full year ended January 28, 2012.

ValueVision has secured a $40 million revolving credit facility with PNC Bank, National Association, a member of The PNC Financial Services Group, Inc. (NYSE: PNC). Loans under the new revolving credit facility will bear an interest rate of LIBOR plus 3% per annum. Proceeds will be used to fund the retirement of the Company’s existing 11% per annum, $25 million term loan and the payment of an approximately $12.4 million deferred payment obligation to a TV distribution provider during Q1 2012.

The Company also renewed three TV distribution agreements, covering approximately 54% of ShopNBC’s 81 million households. The early renewal of the Company’s largest TV distribution agreement covers 18 million homes. The terms of this agreement better reflect rates in today’s competitive distribution environment, and ValueVision anticipates a reduction in annual TV distribution costs by approximately $15 million beginning January 2013. As part of the agreement, the Company will receive a second channel on this distribution provider beginning January 2013. The renewals of the other two TV distribution agreements cover a total of 26 million ShopNBC homes. These agreements were effective January 2012 and will improve ShopNBC’s channel positioning in over 20% of the homes served by these two distributors.

ValueVision expects to report Q4 ’11 net sales of approximately $148 million, a decline of approximately 18% vs. Q4 ’10. The net sales decline primarily reflects challenges in Consumer Electronics, which are expected to continue in the near-term. The Company expects fiscal 2011 net sales of approximately $558 million, a decrease of approximately 1% versus the prior year. ValueVision ended fiscal 2011 with $35.1 million in cash and restricted cash, which is an increase of $2.4 million during the quarter, reflecting positive operating cash flow in the quarter.

Keith Stewart, ValueVision CEO, said, "I am disappointed with our fourth quarter sales, which were principally impacted by a sales shortfall in Consumer Electronics. Despite this shortfall, we were able to carefully manage our working capital components during the quarter to improve our cash position. The successful completion of our debt refinancing, as well as the anticipated operational savings and improved channel positioning from renewing our TV distribution agreements, puts the Company in a stronger position to support future growth.”

ValueVision will report fourth quarter and fiscal 2011 results on Thursday, March 15 and will hold a conference call and webcast the same day at 11:00am ET.

About ValueVision Media/ShopNBC

ValueVision Media, Inc. operates ShopNBC, a multichannel electronic retailer that enables customers to interact and shop via TV, Internet, mobile devices, Facebook, Twitter and YouTube. The ShopNBC television network reaches over 81 million cable and satellite homes, in addition to live nationwide streaming at www.shopnbc.com. ShopNBC merchandise is focused on jewelry, watches, health, beauty, fashion, accessories, home and consumer electronics. Please visit the company's investor relations website at www.shopnbc.com/ir for this and other company information.

Forward-Looking Information
This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company's programming and the fees associated therewith; the company's ability to successfully execute its turnaround strategy; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; the ability to identify and improve certain key product categories of the Company’s business; the success of the company's e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; working capital levels; the ability of the company to successfully manage the ValuePay program; the ability of the company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the company has contractual relationships, and to successfully manage key vendor relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company's operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, or to provide additional forward-looking information with respect to future financial results, whether as a result of new information, future events or otherwise.

Contact:
Investors / Media Relations:
Anthony Giombetti
ValueVision Media, Inc.
agiombetti@shopnbc.com
(612) 308-1190

Investors:
Norberto Aja, David Collins, Jennifer Neuman
Jaffoni & Collins
vvtv@jcir.com
(212) 835-8500

###